Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with Exhibit 99.1: Selected Financial Data and Exhibit 99.3: Financial Statements and Supplementary Data.

Business Overview

We are a supplier of digital video products to a variety of customers, ranging from individuals with little or no video experience to broadcasters with specific and sophisticated requirements. Our digital video products allow our customers to capture, edit, store, view and play video, and allows them to burn that programming onto a compact disc (CD) or digital versatile disc (DVD). The increase in the number of video distribution channels including cable television, direct satellite broadcast, video-on-demand, DVDs, and the Internet have led to a rapid increase in demand for video content. This is driving a market need for affordable, easy-to-use video creation, storage, distribution and streaming tools, from beginner to broadcaster.

Our products use standard computer and network architecture, along with specialized hardware and software designed by us to provide digital video solutions to users around the world. In order to address the broadcast market, we offer products that provide solutions for live-to-air, play-out, editing, news and sports markets. In order to address the consumer market, we offer low cost, easy-to-use home video editing and viewing solutions that allow consumers to edit their home videos using a personal computer and/or view television programming on their computers. In addition, we provide products that allow consumers to view, on their television set, video and other media content stored on their computers.

For the period July 1, 2002 through June 30, 2004, we were organized and operated our business as two reportable segments: (1) Broadcast and Professional, and (2) Business and Consumer. See Note 10 of Notes to Consolidated Financial Statements for additional information related to our operating segments.

Acquisitions and Divestitures—Fiscal Year 2004

SCM Microsystems, Inc. and Dazzle Multimedia, Inc.

In July 2003, we acquired certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc., a company that specializes in digital media and video solutions. We integrated Dazzle’s digital video editing products into our existing home video editing business in the Business and Consumer division during the three months ended September 30, 2003.

Jungle KK

In July 2003, we acquired a 95% interest in Jungle KK, a privately held distribution company based in Tokyo, Japan that specializes in marketing and distributing retail software products in Japan. On June 30, 2004, we sold our 95% interest in Jungle KK. We received and canceled 72,122 of our shares of common stock as consideration for the sale of Jungle KK. On the sale date of June 30, 2004, the shares were valued at $0.5 million and recorded as proceeds. These shares were originally issued and held in escrow in connection with the acquisition of Jungle KK on July 1, 2003. Concurrent with the sale, we entered into a distribution agreement with Jungle KK to localize, promote and sell our consumer software products into the Japanese market for a royalty based on the percentage of net sales of our products sold by Jungle KK which does not constitute continuing involvement with Jungle KK.

Acquisitions—Fiscal Year 2003

Steinberg Media Technologies GmbH

In January 2003, we acquired Steinberg Media Technologies GmbH, or Steinberg, a company based in Hamburg, Germany that specializes in digital audio software solutions for consumers and professionals. Steinberg developed, manufactured and sold software products for professional musicians and producers in the music, video and film industry. We introduced our new Pinnacle-branded Steinberg audio products during the quarter ended March 31, 2003. On December 20, 2004, Pinnacle Systems GmbH, a wholly owned subsidiary, and Steinberg Media Technologies GmbH (“Steinberg”) entered into a Share Purchase and Transfer Agreement (the “Agreement”) with Yamaha Corporation (“Yamaha”) pursuant to which Yamaha agreed to acquire the Company’s Hamburg, Germany-based Steinberg audio software business for $28.5 million in cash. The transaction, which was subject to German regulatory approval, was completed on January 21, 2005.

VOB Computersysteme GmbH

In October 2002, we acquired VOB Computersysteme GmbH, or VOB, a privately held company based in Dortmund, Germany that specializes in writable CD and DVD products and technology. The results of VOB’s operations have been included in our consolidated financial statements since that date. We merged VOB into our Business and Consumer division. We combined VOB’s writable CD and DVD technology with some of our existing technology during the quarter ended March 31, 2003.

Acquisitions—Fiscal Year 2002

FAST Multimedia

In October 2001, we acquired intellectual property, software rights, products, other tangible assets, and certain liabilities of FAST Multimedia Inc. and FAST Multimedia AG, collectively referred to as FAST, developers of innovative video editing solutions, headquartered in Munich, Germany. These assets and liabilities were determined to constitute a business. The results of operations for this business have been included in our consolidated financial statements since the acquisition date. We acquired technology and products from FAST to add its sophisticated video editing software applications to our current suite of software applications, and to eventually integrate parts or all of that software editing technology into other products.

Results of Operations

The following table sets forth, for the periods indicated, certain consolidated statement of operations data as a percentage of net sales:

	Fiscal Year Ended June 30,
	2004	2003	2002
Net sales	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	53.7	47.3	50.0
Engineering and product development	12.5	11.3	13.4
Sales, marketing and service	31.6	27.9	31.1
General and administrative	7.5	6.3	7.2
Amortization of goodwill	—	—	5.8
Amortization of other intangible assets	1.6	1.9	4.9
Impairment of goodwill	4.2	—	—
Restructuring costs	1.2	—	—
In-process research and development	0.7	—	—

Total costs and expenses	113.0	94.7	112.4

Operating income (loss)	(13.0)	5.3	(12.4)
Interest and other income, net	0.6	0.9	1.0

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(12.4)	6.2	(11.4)
Income tax expense	1.6	1.1	2.5

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(14.0)	5.1	(13.9)

Discontinued operations:
Loss from discontinued operations, net of taxes	(2.0)	(6.0)	(4.7)
Loss on sale of discontinued operations, net of taxes	(2.3)	—	—

Loss from discontinued operations	(4.3)	(6.0)	(4.7)

Loss before cumulative effect of change in accounting principle	(18.3)	(0.9)	(18.6)
Cumulative effect of change in accounting principle	—	(6.4)	—

Net loss	(18.3)	(7.3)	(18.6)

COMPARISON OF THE YEARS ENDED JUNE 30, 2004 AND 2003

Overview of Fiscal Year 2004

Our overall net sales for the fiscal year ended June 30, 2004 were $295.7 million, a decrease of 1.8%, compared to overall net sales of $301.0 in the fiscal year ended June 30, 2003. Sales in the Business and Consumer division increased 2.6% in the fiscal year ended June 30, 2004, compared to the fiscal year ended June 30, 2003. Sales in our Broadcast and Professional division decreased 7.7% in the fiscal year ended June 30, 2004, compared to the fiscal year ended June 30, 2003. Sales to customers outside of the United States accounted for approximately 68%, 62% and 57% of our net sales for the fiscal years 2004, 2003 and 2002, respectively.

Our net loss for the fiscal year ended June 30, 2004 was $54.2 million, or $0.81 per share, compared to a net loss of $21.9 million, or $0.36 per share, in the fiscal year ended June 30, 2003. In the fiscal year ended June 30 2004, we incurred an impairment of goodwill of $12.3 million, restructuring costs of $3.6 million, in-process research and development costs of $2.2 million, income from discontinued operations of $0.1 million related to Jungle KK, a loss from discontinued operations of $7.7 million related to Steinberg Media Technologies GmbH, income from discontinued operations of $1.6 million related to our Sports division and a loss on sale of discontinued operations of $6.8 related to Jungle KK.

On June 30, 2004, we sold our 95% interest in Jungle KK. We received and canceled 72,122 of our shares of common stock as consideration for the sale of Jungle KK. On the sale date of June 30, 2004, the shares were valued at $0.5 million and recorded as proceeds. These shares were originally issued and held in escrow in connection with the acquisition of Jungle KK on July 1, 2003. Concurrent with the sale, we entered into a distribution agreement with Jungle KK to localize, promote and sell our consumer software products into the Japanese market for a royalty based on the percentage of net sales of our products sold by Jungle KK which does not constitute continuing involvement with Jungle KK.

Our cash, cash equivalents and short-term marketable securities balance decreased by $8.8 million during the fiscal year ended June 30, 2004, from $78.8 million as of June 30, 2003 to $70.0 million as of June 30, 2004. During the fiscal year ended June 30, 2004, we made cash payments for acquisitions totaling $13.2 million, including cash payments of approximately $9.7 million to SCM Microsystems, Inc. related to the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc., and a cash payment of approximately $3.6 million to Jungle KK related to the acquisition of a 95% interest in Jungle KK.

On March 1, 2004, the Board of Directors appointed Patti S. Hart to the positions of Chairman of the Board of Directors, President and Chief Executive Officer. As part of this management change and in order to better implement our strategy, we have initiated a review of our various businesses to determine which are core and non-core to our future. That review led to the implementation of a restructuring plan that is currently being executed. We plan to focus on, and invest in, those businesses that we have determined are core businesses, and will consider discontinuing or selling any non-core businesses. In order to better organize and structure our company, we plan to rationalize our product lines, improve organizational efficiency, make operational improvements, and invest in new information technology systems.

To rationalize our product lines, we have conducted a review of our products and have decided to focus on markets where we enjoy a strong position and can potentially generate superior operating margins. For example, we plan to focus on our Studio and Liquid products by moving them to a common software platform which will allow us to leverage R&D costs and create a more seamless path for Studio users to upgrade to our more advanced Liquid products. In addition, in the Broadcast market, we expect to de-emphasize the sale and deployment of customized systems and focus instead on more standardized systems.

In July 2004, we implemented a plan to reorganize from a divisional structure to a more functional organization, which we believe will lead to better organizational efficiency through the elimination of duplicative functions within our company. We have combined the operational and development functions of our previous two divisions in order to create cost savings and generate efficiencies in manufacturing, product development and services. To reduce operating costs, we initiated a plan to reduce our workforce by up to 10% during fiscal 2005. Our plan to create operational improvements includes the outsourcing of certain operational functions, including manufacturing and service functions, and the move to develop certain projects in lower-cost regions. We also plan to close and consolidate certain disparate facilities to gain operational efficiencies. In addition, we believe we can increase the visibility and predictability of our forecasts by using better metrics to benchmark and track our progress from customer relationship management to sales force automation tools, all of which requires certain changes and investments in new information technology systems.

Change in Business Terms and Conditions

During the three months ended December 31, 2003 and the three months ended March 31, 2004, we changed certain business terms and conditions with several of our channel partners in the United States in our Business and Consumer division. Currently, we do not anticipate further changes in business terms and conditions for our remaining channel partners in the United States. The revised business terms and conditions include unlimited stock rotation rights and payment that is contingent upon the product sold through to their customers. As a result of these revised business terms and conditions, instead of recognizing revenue at the time products were shipped to these channel partners, we recognized this revenue when the products were sold through to the customer. This was a change in business terms and conditions and was not a change in accounting policy. The impact of these changes to our business terms and conditions during the fiscal year ended June 30, 2004 was a decrease of approximately $7.8 million to Business and Consumer net sales, an increase of approximately $4.3 million to our net loss, a decrease to our accounts receivable of approximately $3.8 million, and an increase to our inventory of approximately $3.5 million.

Net Sales

Overall net sales decreased 1.8% from $301.0 million in the fiscal year ended June 30, 2003 to $295.7 million in the fiscal year ended June 30, 2004. Net sales increased in the fiscal year ended June 30, 2004, compared to the fiscal year ended June 30, 2003, in the Business and Consumer division, while net sales decreased in the Broadcast and Professional division.

The following is a summary of net sales by division (in thousands):

Net Sales by Division

	Fiscal Year Ended June 30
	2004	% of Net Sales	2003	% of Net Sales	% Change
Business and Consumer	$178,085	60.2%	$173,606	57.7%	2.6%
Broadcast and Professional	117,573	39.8%	127,390	42.3%	(7.7)%

Total	$295,658	100.0%	$300,996	100.0%	(1.8)%

In the Business and Consumer division, net sales increased 2.6% from $173.6 million in the fiscal year ended June 30, 2003 to $178.1 million in the fiscal year ended June 30, 2004. This Business and Consumer sales increase was primarily due to the addition of product lines acquired from SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003, as well as the release of our MovieBox and ShowCenter products. In addition, our Business and Consumer sales increased due to the favorable currency impact resulting from the strengthening of the Euro currency against the U.S. dollar, since a significant portion of our Business and Consumer sales were generated in Europe and denominated in the Euro currency. These sales increases were partially offset by decreased sales of our Edition, Instant and ProOne products. In addition, sales decreased due to the change of certain business terms and conditions with several of our channel partners in the United States in our Business and Consumer division, compared to what the revenue would have been had we not made these changes to our business terms and conditions.

In the Broadcast and Professional division, net sales decreased 7.7% from $127.4 million in the fiscal year ended June 30, 2003 to $117.6 million in the fiscal year ended June 30, 2004. The Broadcast and Professional sales decrease was primarily due to decreased sales of our content creation products, which was partially offset by an increase in support revenue.

Deferred revenue increased 128.8% from $5.5 million as of June 30, 2003 to $12.5 million as of June 30, 2004. This increase in deferred revenue was due to the change of certain business terms and conditions with several of our channel partners in the United States in the Business and Consumer division, an increase in billings for certain customers for whom we did not yet recognize the associated revenue since the recognition criteria were not yet met, and an increase in post-contract customer support revenue.

The following is a summary of net sales by region (in thousands):

Net Sales by Region

	Fiscal Year Ended June 30
	2004	% of Net Sales	2003	% of Net Sales	% Change
North America	$106,389	36.0%	$123,048	40.9%	(13.5)%
International	189,269	64.0%	177,948	59.1%	6.4%

Total	$295,658	100.0%	$300,996	100.0%	(1.8)%

We expect that international sales will continue to represent a significant portion of our total net sales. As a result, net sales and expenses will continue to be affected by changes in the relative strength of the U.S. dollar against certain major international currencies, primarily the Euro.

North American sales decreased 13.5% from $123.0 million in the fiscal year ended June 30, 2003 to $106.4 million in the fiscal year ended June 30, 2004. This North American sales decrease was primarily due to decreased sales of our content creation products. In addition, sales decreased due to the change of certain business terms and conditions with several of our channel partners in the United States in our Business and Consumer division, compared to what the revenue would have been had we not made these changes to our business terms and conditions. This sales decrease was partially offset by increased sales from the addition of product lines acquired from SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003 and an increase in support revenue.

International sales increased 6.4% from $177.9 million in the fiscal year ended June 30, 2003 to $189.3 million in the fiscal year ended June 30, 2004. This international sales increase was primarily due to the addition of product lines acquired from SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003, as well as the release of our MovieBox and ShowCenter products. In addition, our Business and Consumer sales increased due to the favorable currency impact resulting from the strengthening of the Euro against the U.S. dollar, since a significant portion of our Business and Consumer sales were generated in Europe and denominated in Euro.

Cost of Sales

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Cost of Sales	$158,688	$142,399	11.4%
As a percentage of net sales	53.7%	47.3%

We distribute and sell our products to users through a combination of independent distributors, dealers and VARs (value-added resellers), OEMs, retail chains, and, to a lesser extent, a direct sales force. Sales to independent distributors, dealers and VARs, OEMs, and retail chains, are generally at a discount to the published list prices. The amount of discount, and consequently, our net sales less cost of sales, as a percentage of net sales, varies depending on the product, the channel of distribution, the volume of product purchased, and other factors.

Cost of sales consists primarily of costs related to the procurement of components and subassemblies, labor and overhead associated with procurement, assembly and testing of finished products, inventory management, warehousing, shipping, warranty costs, royalties, and provisions for obsolescence and shrinkage.

Business and Consumer cost of sales increased 18.1% from $90.0 million in the fiscal year ended June 30, 2003 to $106.3 million in the fiscal year ended June 30, 2004. As a percentage of Business and Consumer net sales, our Business and Consumer cost of sales increased from 51.8% in the fiscal year ended June 30, 2003 to 59.7% in the fiscal year ended June 30, 2004. The increase in Business and Consumer cost of sales was due to a change in product mix, increased sales for the fiscal year ended June 30, 2004 compared to the fiscal year ended June 30, 2003, as well as an increase in certain royalty expenses. In addition, our Business and Consumer cost of sales increased due to the unfavorable currency impact resulting from the strengthening of the Euro currency against the U.S dollar, since a portion of our Business and Consumer products were procured in Europe and denominated in the Euro currency. Our Business and Consumer cost of sales will continue to be affected by changes in the relative strength of the U.S. dollar against certain major international currencies, primarily the Euro. Our Business and Consumer cost of sales may fluctuate in the future based on the mix of hardware and software products sold.

Broadcast and Professional cost of sales remained flat at $52.4 million for the fiscal years ended June 30, 2003 and June 30, 2004, respectively. As a percentage of Broadcast and Professional net sales, our Broadcast and

Professional cost of sales increased from 41.1% in the fiscal year ended June 30, 2003 to 44.6% in the fiscal year ended June 30, 2004. The increase in Broadcast and Professional cost of sales was due to the write down of certain excess and obsolete inventory and an increase in installation costs associated with one of our large system sales.

Engineering and Product Development

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Engineering and product development expenses	$36,916	$34,109	8.2%
As a percentage of net sales	12.5%	11.3%

Engineering and product development expenses include costs associated with the development of new products and enhancements of existing products, and consist primarily of employee salaries and benefits, prototype and development expenses, depreciation and facility costs.

The increase in engineering and product development expenses was primarily due to increased costs related to the development of new products, including higher consulting services.

Sales, Marketing and Service

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Sales, marketing and service expenses	$93,387	$83,956	11.2%
As a percentage of net sales	31.6%	27.9%

Sales, marketing and service expenses include compensation and benefits for sales, marketing and customer service personnel, commissions, travel, advertising and promotional expenses including trade shows and professional fees for marketing services.

The increase in sales, marketing and service expenses was primarily due to the unfavorable currency impact on our Business and Consumer sales, marketing and service expenses resulting from the strengthening of the Euro against the U.S. dollar during the fiscal year ended June 30, 2004, compared to the fiscal year ended June 30, 2003, since a significant portion of our Business and Consumer sales were generated in Europe and denominated in the Euro. This increase was partially offset by decreases in our advertising and marketing expenses.

Our Business and Consumer sales, marketing and service expenses will continue to be affected by changes in the relative strength of the U.S. dollar against certain major international currencies, primarily the Euro.

General and Administrative

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
General and administrative expenses	$22,025	$19,019	15.8%
As a percentage of net sales	7.5%	6.3%

General and administrative expenses consist primarily of salaries and benefits for administrative, executive, finance and management information systems personnel, legal, accounting and consulting fees, information technology infrastructure costs, facility costs, and other corporate administrative expenses.

The increase in general and administrative expenses was primarily due to increased compensation and recruiting costs for several of our new executives, higher legal fees related to several pending legal claims, and higher accounting and consulting fees.

We expect to continue to incur significant legal fees, since we currently are involved in several pending legal matters. (See Note 6 of Notes to Consolidated Financial Statements).

Amortization of Other Intangible Assets

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Amortization of other intangible assets	$4,861	$5,579	(12.9)%
As a percentage of net sales	1.6%	1.9%

Acquisition-related intangible assets result from our acquisition of businesses accounted for under the purchase method of accounting and consist of the values of identifiable intangible assets, including core/developed technology, customer-related intangibles, trademarks and trade names, and other net identifiable intangibles. Acquisition-related intangibles are being amortized using the straight-line method over periods ranging from three to five years. The decrease in amortization was primarily due to several intangible assets that became fully amortized. This decrease was partially offset by an increase in intangible amortization resulting from the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003.

Impairment of Goodwill

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Impairment of goodwill	$12,311	$—	—%
As a percentage of net sales	4.2%	—%

During the three months ended December 31, 2003, we re-assessed our business plan and revised the projected operating cash flows for each of our reporting units, which triggered an interim impairment analysis of goodwill as required by SFAS No. 142. As a result, we concluded that our goodwill was impaired, as the carrying value of one of our reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, we performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of our reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.0 million during the three months ended December 31, 2003.

During the three months ended June 30, 2004, we re-assessed our business plan, in conjunction with Patti S. Hart joining our company on March 1, 2004 as our Chairman of the Board of Directors, President and Chief Executive Officer, and revised the projected operating cash flows for each of our reporting units, which triggered an interim impairment analysis of goodwill. We performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended June 30, 2004, and concluded that our goodwill was impaired since the carrying value of one of our reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, we performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of our reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.3 million during the three months ended June 30, 2004. There were no such charges in the fiscal year ended June 30, 2003.

Restructuring Costs

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Restructuring costs	$3,640	$—	—%
As a percentage of net sales	1.2%	—%

During the three months ended December 31, 2003, we implemented a restructuring plan that included several organizational and management changes in the Business and Consumer segment, specifically in the consumer and business, and in the Broadcast and Professional segment. We also exited certain leased facilities in New Jersey, and terminated a total of 37 of our employees worldwide, 31 of whom were located in the U.S. and 6 of whom were located in Europe.

As a result of the restructuring plan during the three months ended December 31, 2003, we recorded restructuring costs of $3.3 million, which consisted of $2.3 million for workforce reductions, including severance and benefits costs for 37 employees, and $1.0 million of costs resulting from exiting certain leased facilities. $1.3 million of the restructuring costs related to our Business and Consumer segment and $2.0 million of the restructuring costs related to our Broadcast and Professional segment. $1.3 million of the total $2.3 million severance charge for the three months ended December 31, 2003 was attributable to J. Kim Fennell’s resignation on October 31, 2003 from his positions as President and Chief Executive Officer and a member of our Board of Directors. $0.6 million of this $1.3 million severance charge for J. Kim Fennell was a non-cash charge and was due to the acceleration and immediate vesting of 50% of Mr. Fennell’s unvested stock options as of October 31, 2003.

On March 1, 2004, the Board of Directors appointed Patti S. Hart to the positions of Chairman of the Board of Directors, President and Chief Executive Officer, replacing Charles J. Vaughan who had served as interim President and Chief Executive Officer from November 2003 through February 2004 and replacing Mark L. Sanders who held the position of Chairman of the Board of Directors from July 2002 through February 2004.

During the three months ended March 31, 2004, we recorded restructuring costs of approximately $0.3 million for severance and benefits. We did not incur any restructuring costs during the three months ended June 30, 2004 or during the fiscal year ended June 30, 2003.

The following table summarizes the accrued restructuring balances as of June 30, 2004:

	Severance and Benefits	Leased Facilities	Total
	(In thousands)
Costs incurred	$2,259	$1,005	$3,264
Cash payments	(767)	—	(767)

Balance as of December 31, 2003	1,492	1,005	2,497
Costs incurred	320	—	320
Cash payments	(619)	(94)	(713)
Non-cash settlements	(596)	—	(596)

Balance as of March 31, 2004	597	911	1,508
Cash payments	(215)	(95)	(310)

Balance as of June 30, 2004	$382	$816	$1,198

Our accrual as of June 30, 2004 for severance and benefits will be paid through June 30, 2006. Our accrual as of June 30, 2004 for leased facilities will be paid over their respective lease terms through August 2006.

In July 2004, we announced a restructuring plan, which we expect to implement over the next three to six months ending December 31, 2004. The restructuring plan will include a reduction of workforce, associated with the realignment of our business to a functional organizational structure, and will result in a restructuring charge. We are also in the process of evaluating whether to vacate excess leased space in both U.S. and European locations, and therefore, may incur additional restructuring costs in the next three to six months ending December 31, 2004.

Our restructuring costs and any resulting accruals involve significant estimates made by management using the best information available at the time the estimates were made. Actual results may differ significantly from our estimates and may require adjustments to our restructuring accruals and operating results in future periods.

In-Process Research and Development

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
In-process research and development costs	$2,193	$—	—%
As a percentage of net sales	0.7%	—%

During the three months ended September 30, 2003, we recorded in-process research and development costs of approximately $2.2 million, all of which related to the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003. This amount was expensed as “In-process research and development” in the accompanying consolidated statements of operations because the purchased research and development had no alternative uses and had not reached technological feasibility. One in-process research and development project identified relates to the DVC 150 product and has a value of $1.8 million. The second project identified relates to the Acorn product and has a value of $0.4 million. The value assigned to in-process research and development projects was determined utilizing the income approach by segregating cash flow projections related to in process projects. The stage of completion of each in process project was estimated to determine the appropriate discount rate to be applied to the valuation of the in process technology. Based upon the level of completion and the risk associated with in process technology, a discount rate of 23% was deemed appropriate for valuing in-process research and development projects.

Interest and Other Income, Net

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Interest and other income	$1,264	$1,728	(26.9)%
Foreign currency remeasurement and transaction gains	415	873	(52.5)%

Interest and other income, net	$1,679	$2,601	(35.4)%

As a percentage of net sales	0.6%	0.9%

Interest and other income, net, consists primarily of interest income generated from our investments in money market funds, government securities, and foreign currency remeasurement or transaction gains or losses. The decrease in interest and other income was primarily due to lower interest rate yields earned on investments. Foreign currency remeasurement and transaction gains decreased in the fiscal year ended June 30, 2004, compared to the fiscal year ended June 30, 2003, due to a decrease in foreign currency transaction gains. In the fiscal year ended June 30, 2004, we incurred foreign currency transaction gains of approximately $0.4 million. In the fiscal year ended June 30, 2003, we incurred a foreign currency remeasurement gain of approximately $1.2 million, resulting from the remeasurement of an intercompany loan (see Note 1 of Notes to Consolidated Financial Statements), which was partially offset by approximately $0.4 million in foreign currency transaction losses.

Income Tax Expense

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Income tax expense	$4,721	$3,220	46.6%
As a percentage of net sales	1.6%	1.1%

Income taxes are comprised of state and foreign income taxes. We recorded a provision for income taxes of $4.7 million for the fiscal year ended June 30, 2004 primarily relating to taxes on income from our international subsidiaries. We recorded a provision for income taxes of $3.2 million for the fiscal year ended June 30, 2003 primarily relating to income from our international subsidiaries. There were no net deferred tax assets or liabilities as of June 30, 2004 and June 30, 2003. In accordance with generally accepted accounting principles in the U.S., a valuation allowance of $63.7 million, of which $28.5 million was recorded during the fiscal year ended June 30, 2004, is recorded against the U.S. deferred tax asset to reduce the net U.S. deferred tax asset to an amount considered to be more likely than not realizable. The majority of the valuation allowance relates to accrued expenses and allowances, acquired intangibles, and net operating loss carryforwards, which will be benefited as a reduction in tax expense if it is later determined that the related deferred tax asset is more likely than not to be realized. $24.6 million of the valuation allowance relates to tax benefits arising from the exercise of stock options which will be credited to shareholders’ equity when recognized.

As of June 30, 2004, we had federal and state net operating loss carryforwards of approximately $78.4 million and $23.8 million, respectively. Our federal net operating loss carryforwards expire in the years 2012 through 2024, if not utilized. Our state net operating loss carryforwards expire in the years 2013 through 2014, if not utilized. In addition, we had federal research and experimentation credit carryforwards of $3.6 million, which expire in 2004 through 2023, and state research and experimentation credit carryforwards of $3.6 million, which have no expiration provision. We also had other various federal and state credits of $0.3 million with various or no expiration provisions.

Discontinued Operations

	Fiscal Year Ended June 30,
	2004		2003	% Change
	(In thousands)
Loss from discontinued operations, net of taxes	$(5,968)		$(17,885)	66.6%
Loss on sale of discontinued operations, net of taxes	(6,820)		—	—%

Loss from discontinued operations	$(12,788)		$(17,885)	28.5%

As a percentage of net sales	(4.3	) %	(6.0)%

Jungle KK

On June 30, 2004, we sold our 95% interest in Jungle KK. We received and canceled 72,122 of our shares of common stock as consideration for the sale of Jungle KK. On the sale date of June 30, 2004, the shares were valued at $0.5 million and recorded as proceeds. These shares were originally issued and held in escrow in connection with the acquisition of Jungle KK on July 1, 2003. Concurrent with the sale, we entered into a distribution agreement with Jungle KK to localize, promote and sell our consumer software products into the Japanese market for a royalty based on the percentage of net sales of our products sold by Jungle KK which does not constitute continuing involvement with Jungle KK.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”), we have reported the results of operations and financial position of Jungle KK in discontinued operations within the consolidated financial statements for the fiscal year ended June 30, 2004. Since we acquired Jungle KK on July 1, 2003 and subsequently sold Jungle KK on June 30, 2004, the results of operations for Jungle KK in discontinued operations reflect the period from July 1, 2003 through June 30, 2004. Since we sold Jungle KK on June 30, 2004, our consolidated balance sheet as of June 30, 2004 does not include the financial position for Jungle KK. In addition, we have segregated the cash flow activity of Jungle KK from the consolidated statement of cash flows for the fiscal year ended June 30, 2004. The results of operations and financial position of Jungle KK were previously reported and included in our Business and Consumer division.

Steinberg Media Technologies GmbH

On December 20, 2004, Pinnacle Systems GmbH, a wholly owned subsidiary, and Steinberg Media Technologies GmbH (“Steinberg”) entered into a Share Purchase and Transfer Agreement (the “Agreement”) with Yamaha Corporation (“Yamaha”) pursuant to which Yamaha agreed to acquire our Hamburg, Germany-based Steinberg audio software business for $28.5 million in cash. The transaction, which was subject to German regulatory approval, was completed on January 21, 2005.

In accordance with SFAS 144, we have reported the results of operations of Steinberg in discontinued operations within the consolidated statements of operations for the fiscal years ended June 30, 2004 and 2003 since we acquired Steinberg in January 2003 (see Note 5). We have reported the financial position of Steinberg as assets and liabilities of discontinued operations on the balance sheets as of June 30, 2004 and 2003. In addition, we have segregated the cash flow activity of Steinberg from the consolidated statements of cash flows for the fiscal years ended June 30, 2004 and 2003. The results of operations and financial position of Steinberg were previously reported and included in our Business and Consumer segment.

Team Sports Division

On February 4, 2005, we sold the assets of our Lowell, Massachusetts-based Team Sports (“Sports”) operations to XOS Technologies, Inc. for $12.0 million in cash.

In accordance with SFAS 144, we have reported the results of operations of Sports in discontinued operations within the consolidated statements of operations for the three-year period ending June 30, 2004. We have reported the financial position of Sports as assets and liabilities of discontinued operations on the balance sheets as of June 30, 2004 and 2003. In addition, we have segregated the cash flow activity of Sports from the consolidated statements of cash flows for the three-year period ending June 30, 2004. The results of operations and financial position of Sports were previously reported and included in our Broadcast and Professional segment.

The results from the discontinued operations of Jungle KK, Steinberg and Sports for the fiscal year ended June 30, 2004 were as follows (in thousands):

	Year Ended June 30, 2004
	Jungle	Steinberg	Sports	Total
Net sales	$8,279	$23,532	$15,637	$47,448
Cost of sales	(4,919)	(9,742)	(6,453)	(21,114)
Operating expenses	(3,198)	(27,398)	(5,510)	(36,106)

Operating income (loss)	162	(13,608)	3,674	(9,772)
Interest and other income (expense), net	(94)	77	(2,050)	(2,067)

Income (loss) before income taxes	68	(13,531)	1,624	(11,839)
Income tax expense (benefit)	(2)	(5,869)	—	(5,871)

Income (loss) from operations of discontinued operations	70	(7,662)	1,624	(5,968)
Loss on sale of discontinued operations	(6,820)	—	—	(6,820)

Income (loss) from discontinued operations	$(6,750)	$(7,662)	$1,624	$(12,788)

The results from the discontinued operations of Steinberg and Sports for the fiscal year ended June 30, 2003 were as follows (in thousands):

	Year Ended June 30, 2003
	Steinberg	Sports	Total
Net sales	$14,755	$15,329	$30,084
Cost of sales	(4,153)	(5,565)	(9,718)
Operating expenses	(9,297)	(28,837)	(38,134)

Operating income (loss)	1,305	(19,073)	(17,768)
Interest and other income (expense), net	(86)	—	(86)

Income (loss) before income taxes	1,219	(19,073)	(17,854)
Income tax expense (benefit)	31	—	31

Income (loss) from discontinued operations	$1,188	$(19,073)	$(17,885)

The results from the discontinued operations of Sports for the fiscal year ended June 30, 2002 were as follows (in thousands):

	Year Ended June 30, 2002
	Sports	Total
Net sales	$15,553	$15,553
Cost of sales	(6,100)	(6,100)
Operating expenses	(19,498)	(19,498)

Operating loss	(10,045)	(10,045)
Interest and other income (expense), net	—	—

Loss before income taxes	(10,045)	(10,045)
Income tax expense (benefit)	—	—

Loss from discontinued operations	$(10,045)	$(10,045)

Cumulative Effect of Change in Accounting Principle

	Fiscal Year Ended June 30,
	2004	2003	% Change
	(In thousands)
Cumulative effect of change in accounting principle	$—	$(19,291)	—%
As a percentage of net sales	—%	(6.4)%

We performed the transitional goodwill impairment analysis as required by SFAS No. 142 as of July 1, 2002 and concluded that goodwill was impaired, as the carrying value of one of our reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, we recorded a charge of $19.3 million during the three months ended September 30, 2002 to reduce the carrying amount of goodwill. This charge was reflected as a cumulative effect of change in accounting principle during the fiscal year ended June 30, 2003 in the accompanying consolidated statements of operations. (See Note 4 of Notes to Consolidated Financial Statements).

We recorded no such cumulative effect of change in accounting principle charge during the fiscal year ended June 30, 2004. However, we performed an interim goodwill impairment analysis as required by SFAS No. 142 and an impairment analysis for long-lived assets and amortizable intangible assets as required by SFAS No. 144 during the three months ended December 31, 2003 and determined that our goodwill was impaired. As a result, we recorded an impairment charge of $6.0 million for goodwill during the three months ended December 31, 2003 to reduce the carrying amount of our goodwill as of December 31, 2003. We also performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended June 30,

2004 and determined that our goodwill was impaired. As a result, we recorded an impairment charge of $6.3 million for goodwill during the three months ended June 30, 2004 to reduce the carrying amount of our goodwill as of June 30, 2004. These charges were reflected as operating expenses entitled impairment of goodwill during the fiscal year ended June 30, 2004 in the accompanying consolidated statements of operations. (See Note 4 of Notes to Consolidated Financial Statements).

COMPARISON OF THE YEARS ENDED JUNE 30, 2003 AND 2002

Net Sales

Overall net sales increased 39.2% to $300.1 million in the fiscal year ended June 30, 2003 from $216.2 million in the fiscal year ended June 30, 2002. Net sales increased in the fiscal year ended June 30, 2003, compared to the fiscal year ended June 30, 2002, in both the Broadcast and Professional and the Business and Consumer divisions.

The following is a summary of net sales by division for the fiscal years ended June 30, 2003 and June 30, 2002 (in thousands):

Net Sales by Division

	Fiscal Year Ended June 30
	2003	% of Net Sales	2002	% of Net Sales	% Change
Broadcast and Professional	$127,390	42.3%	$105,282	48.7%	21.0%
Business and Consumer	173,606	57.7%	110,956	51.3%	56.5%

Total	$300,996	100.0%	$216,238	100.0%	39.2%

Broadcast and Professional sales increased 21.0% to $127.4 million in the fiscal year ended June 30, 2003 from $105.3 million in the fiscal year ended June 30, 2002. This increase was primarily due to increased sales of our servers, several installations of our Vortex News systems, increased sales of our Live-to-Air production products and the addition of our editing products from product lines acquired from FAST in October 2001. These increases were slightly offset by a decrease in sales of our content creation products.

Business and Consumer sales increased 56.5% to $173.6 million in the fiscal year ended June 30, 2003 from $111.0 million in the fiscal year ended June 30, 2002. This increase was primarily due to increased sales of our existing and new versions of our Studio, television receiver and Edition products, increased sales of approximately $13.2 million resulting from the addition of product lines acquired from VOB, which includes our Instant product line.

Deferred revenue increased 29.8% to $5.5 million as of June 30, 2003 from $4.2 million as of June 30, 2002. This increase was primarily attributable to an increase in extended support and maintenance contracts.

The following is a summary of net sales by region for the fiscal years ended June 30, 2003 and June 30, 2002 (in thousands):

Net Sales by Region

	Fiscal Year Ended June 30
	2003	% of Net Sales	2002	% of Net Sales	% Change
North America	$123,048	40.9%	$97,943	45.3%	25.6%
International	177,948	59.1%	118,295	54.7%	50.4%

Total	$300,996	100.0%	$216,238	100.0%	39.2%

For the fiscal year ended June 30, 2003 and June 30, 2002, international sales (sales outside of North America) represented 59.1% and 54.7% of our net sales, respectively, while North American sales represented 40.9% and 45.3% of our net sales, respectively. We expect that international sales will continue to represent a significant portion of our total net sales.

International sales increased 50.4% to $177.9 million in the fiscal year ended June 30, 2003 from $118.3 million in the fiscal year ended June 30, 2002. International sales increased primarily due to strong international retail sales, increased sales of our existing and new versions of products in our Business and Consumer division, and increased sales of approximately $8.5 million resulting from the addition of product lines acquired from VOB.

North American sales increased 25.6% to $123.0 million in the fiscal year ended June 30, 2003 from $97.9 million in the fiscal year ended June 30, 2002. North American sales increased primarily due to increased sales of our servers, the installations of our Vortex News systems in our Broadcast and Professional division, increased sales of our existing and new versions of products in our Business and Consumer division, and increased sales of approximately $4.7 million resulting from the addition of product lines acquired from VOB.

Our sales were relatively linear throughout the quarters in fiscal 2002 and the first, second and third quarters of fiscal 2003. However, during the fourth quarter of fiscal 2003, we recognized a substantial portion of our revenues in the last month or weeks of the quarter, and our revenues depended substantially on orders booked during the last month or weeks of the quarter. In addition, the increase in our large systems sales, the expansion of our distribution channels, or the introduction of new products at the end of a given quarter could require us to recognize a substantial portion of our revenues in the last month or weeks of a given quarter. This makes it difficult for us to accurately predict total sales for the quarter until late in the quarter.

Cost of Sales

We distribute and sell our products to users through the combination of independent domestic and international dealers and VARs, retail distributors, OEMs and, to a lesser extent, a direct sales force. Sales dealers, VARs, distributors and OEMs are generally at a discount to the published list prices. The amount of discount, and consequently, our net sales less cost of sales, as a percentage of net sales, vary depending on the product, the channel of distribution, the volume of product purchased, and other factors.

Cost of sales consists primarily of costs related to the procurement of components and subassemblies, labor and overhead associated with procurement, assembly and testing of finished products, inventory management, warehousing, shipping, warranty costs, royalties, and provisions for obsolescence and shrinkage.

Our total cost of sales increased 31.7% to $142.4 million in the fiscal year ended June 30, 2003 from $108.1 million in the fiscal year ended June 30, 2002. Our total cost of sales for the fiscal year ended June 30, 2002 includes a $2.3 million inventory charge, which we recorded in the quarter ended September 30, 2001. As discussed in the section entitled “Restructuring” below, we completed our reorganization in the first quarter of fiscal 2002. As a percentage of total net sales, total cost of sales decreased to 47.3% in the fiscal year ended June 30, 2003 from 50.0% in the fiscal year ended June 30, 2002. The decrease in our total cost of sales, as a percentage of total net sales, for the fiscal year ended June 30, 2003 compared to the fiscal year ended June 30, 2002 was due to decreased cost of sales, as a percentage of net sales, in both the Broadcast and Professional division and the Business and Consumer division.

Broadcast and Professional cost of sales increased 4.3% to $52.4 million in the fiscal year ended June 30, 2003 from $50.3 million in the fiscal year ended June 30, 2002. Broadcast and Professional cost of sales for the fiscal year ended June 30, 2002 includes a $2.3 million inventory charge, which we recorded in the quarter ended September 30, 2001. As a percentage of Broadcast and Professional net sales, our Broadcast and Professional cost of sales decreased to 41.1% in the fiscal year ended June 30, 2003 from 47.8% in the fiscal year ended

June 30, 2002. The decrease in Broadcast and Professional cost of sales, as a percentage of Broadcast and Professional net sales, was primarily due to lower material costs and a decrease in manufacturing overhead costs, as a percentage of sales, because of more efficient operations.

Business and Consumer cost of sales increased 55.6% to $90.0 million in the fiscal year ended June 30, 2003 from $57.8 million in the fiscal year ended June 30, 2002. As a percentage of Business and Consumer net sales, our Business and Consumer cost of sales decreased to 51.8% in the fiscal year ended June 30, 2003 from 52.1% in the fiscal year ended June 30, 2002. The decrease in Business and Consumer cost of sales, as a percentage of Business and Consumer net sales, was primarily due to a change in product mix which consisted of a higher portion of software products during the fiscal year ended June 30, 2003, compared to the fiscal year ended June 30, 2002. Cost of sales, as a percentage of net sales, from our software products is generally lower than cost of sales, as a percentage of net sales, from our hardware products.

During the quarter ended September 30, 2001, we reorganized and merged operations of the Broadcast division and the Professional Media division into one division named the Broadcast and Professional division. The new divisions equate to two reportable segments: Broadcast and Professional, and Business and Consumer. The reorganization was performed to provide a structure that would allow better focus on our business and reduction of costs. As part of this reorganization, we consolidated some of our operational and administrative functions, resulting in involuntary termination expenses of approximately $0.7 million related to severance and associated costs related to employees who were terminated during the quarter ended September 30, 2001.

Included in the cost of sales for the quarter ended September 30, 2001 was a $2.3 million inventory charge related to the write-down of products used in our Vortex News systems, which are included in our Broadcast and Professional division. This $2.3 million inventory charge was recorded in the quarter ended September 30, 2001, and resulted from upgrading our TARGA2000 product with our TARGA3000 product (a component of our Vortex News systems), which is included in our Broadcast and Professional division. As a result, we recorded a $2.3 million inventory charge to write-down inventory related to the TARGA2000. During the fiscal year ended June 30, 2003, we scrapped $2.3 million of this previously written-down inventory and, as a result, there was no material impact on our results of operations.

Engineering and Product Development

Engineering and product development expenses include costs associated with the development of new products and enhancements of existing products, and consist primarily of employee salaries and benefits, prototype and development expenses, depreciation and facility costs. Engineering and product development expenses increased 18.1% to $34.1 million in the fiscal year ended June 30, 2003 from $28.9 million in the fiscal year ended June 30, 2002. This increase was primarily due to increased engineering and product development personnel and the acquisition of VOB in October 2002. We believe that investment in research and development is crucial to our future growth and position in the industry and expect to continue to allocate significant resources to all of our engineering and product development locations throughout the world. We expect our engineering and product development expenses to continue to be significant in future periods.

As a percentage of net sales, engineering and product development expenses decreased to 11.3% in the fiscal year ended June 30, 2003 from 13.4% in the fiscal year ended June 30, 2002. The decrease in engineering and product development expenses, as a percentage of net sales, was primarily due to a growth in net sales without a corresponding increase in engineering and product development expenses.

Sales, Marketing and Service

Sales, marketing and service expenses include compensation and benefits for sales, marketing and customer service personnel, commissions, travel, advertising and promotional expenses including trade shows and professional fees for marketing services.

Sales, marketing and service expenses increased 24.9% to $84.0 million in the fiscal year ended June 30, 2003 from $67.2 million in the fiscal year ended June 30, 2002. The increase was primarily due to increased personnel, the expansion of our sales operations into broader markets and higher marketing costs associated with the launch of our new products.

As a percentage of net sales, sales, marketing and service expenses decreased to 27.9% in the fiscal year ended June 30, 2003 from 31.1% in the fiscal year ended June 30, 2002. The decrease in sales, marketing and service expenses, as a percentage of net sales, was primarily due to sales increasing at a faster rate than the corresponding sales, marketing and service expenses, since some portion of our sales and marketing expenses are relatively fixed and not variable with changes in sales. We expect our sales, marketing and service expenses to continue to be significant in future periods.

General and Administrative

General and administrative expenses consist primarily of salaries and benefits for administrative, executive, finance and management information systems personnel, legal and accounting fees, information technology infrastructure costs, facility costs, and other corporate administrative expenses.

General and administrative expenses increased 21.9% to $19.0 million in the fiscal year ended June 30, 2003 from $15.6 million in the fiscal year ended June 30, 2002. This increase in general and administrative expenses was primarily due to higher legal fees, increased personnel costs due to the additional hiring of finance and management personnel, and higher insurance costs for directors and officers, property and general liability.

As a percentage of net sales, general and administrative expenses decreased to 6.3% in the fiscal year ended June 30, 2003 from 7.2% in the fiscal year ended June 30, 2002. This decrease in general and administrative expenses as a percentage of net sales was due to an increase in sales without a corresponding increase in general and administrative expenses, due to improved efficiencies in managing our general and administrative expenses. As discussed in the Restructuring section, above, we completed our reorganization in the first quarter of fiscal 2002. We did not reorganize our business operations during the fiscal year ended June 30, 2003.

Amortization of Goodwill

Goodwill is the amount by which the cost of acquired identifiable net assets exceeded the fair values of those identifiable net assets on the date of purchase.

In July 2001, the FASB issued SFAS No. 142, which we adopted on July 1, 2002. As a result of our adoption of SFAS No. 142, we no longer amortize goodwill and identifiable intangible assets with indefinite lives. Intangible assets with definite lives will continue to be amortized.

The amortization of goodwill decreased to zero in the fiscal year ended June 30, 2003 from $12.6 million in the fiscal year ended June 30, 2002. This decrease was the result of our adoption of SFAS No. 142 on July 1, 2002, which required the discontinuance of goodwill amortization.

We performed the goodwill impairment analysis required by SFAS No. 142 as of July 1, 2002 and concluded that goodwill was impaired, as the carrying value of two of our reporting units in the Broadcast and Professional division exceeded their fair value. As a result, we recorded a charge of $19.3 million during the quarter ended September 30, 2002 to reduce the carrying amount of our goodwill. This charge is a non-operating and non-cash charge. This charge is reflected as a cumulative effect of change in accounting principle in the accompanying consolidated statements of operations. As of June 30, 2002, we had approximately $41.8 million of goodwill and $10.5 million of other intangible assets. As of June 30, 2003, we had approximately $41.9 million of goodwill and $6.1 million of other intangible assets.

We have evaluated the remaining useful lives of our other intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were, therefore, not subject to amortization. We determined that no adjustments to the useful lives of our other intangible assets were necessary.

The goodwill impairment test consisted of the two-step process as follows:

In both Step 1 and Step 2, below, the fair value of each reporting unit was determined by estimating the present value of future cash flows for each reporting unit.

Step 1    We compared the fair value of our reporting units to their carrying amount, including the existing goodwill and other intangible assets. As of July 1, 2002, since the carrying amount of two of our reporting units in the Broadcast and Professional division exceeded their fair value, the comparison indicated that our reporting units’ goodwill was impaired (see Step 2 below).

Step 2    For purposes of performing the second step, we used a purchase price allocation methodology to assign the fair value of the reporting unit to all of the assets, including intangibles, and liabilities of each of these reporting units, respectively. The residual fair value after the purchase price allocation is the implied fair value of the reporting unit goodwill. At the adoption date, July 1, 2002, the implied fair value of the reporting unit goodwill was less than the carrying amount of goodwill, resulting in a transitional impairment loss of $19.3 million recorded during the quarter ended September 30, 2002.

In accordance with SFAS No. 142, we will evaluate, on an annual basis or whenever significant events or changes occur in our business, whether our goodwill has been impaired. If we determine that our goodwill has been impaired, we will recognize an impairment charge. We have chosen the first quarter of each fiscal year as the date of the annual impairment test.

Amortization of Other Intangible Assets

Acquisition-related intangible assets result from our acquisition of businesses accounted for under the purchase method of accounting and consist of the values of identifiable intangible assets, including core/developed technology, customer-related intangibles, trademarks and trade names, assembled workforce, and other identifiable intangibles. Acquisition-related intangibles are being amortized using the straight-line method over periods ranging from three to six years.

The amortization of our intangible assets decreased 47.4% to $5.6 million in the fiscal year ended June 30, 2003 from $10.6 million in the fiscal year ended June 30, 2002. This decrease in amortization was primarily due to several intangible assets that became fully amortized during the quarter ended September 30, 2002, which was partially offset by an increase in intangible amortization resulting from the acquisition of VOB in October 2002 and the acquisition of technology and products from FAST in October 2001.

Interest and Other Income, net

Interest and other income, net consists primarily of interest income generated from our investments in money market funds, government securities and high-grade commercial paper, and foreign currency transaction gains or losses. Interest and other income increased 17.8% to $2.6 million in the fiscal year ended June 30, 2003 from $2.2 million in the fiscal year ended June 30, 2002. This increase in interest and other income was primarily due to a foreign currency remeasurement gain of approximately $1.2 million, resulting from foreign currency fluctuations on one of our intercompany accounts (see Note 1 of Notes to Consolidated Financial Statements), which was partially offset by lower interest rate yields earned on investments.

Income Tax Expense

Income taxes are comprised of state and foreign income taxes. We recorded a provision for income taxes of $3.2 million and $5.5 million for the fiscal years ended June 30, 2003 and 2002, respectively, primarily relating to income from our international subsidiaries. The net deferred tax liabilities as of June 30, 2003 and June 30, 2002 were zero and $(0.7) million, respectively. In accordance with generally accepted accounting principles in the U.S., a valuation allowance of $35.2 million, of which $(0.1) million was recorded during year ended June 30, 2003, is recorded against the U.S. deferred tax asset, to reduce the net U.S. deferred tax asset to an amount considered to be more likely than not realizable. The majority of the valuation allowance relates to accrued expenses and allowances, acquired intangibles, and net operating loss carryforwards, which will be benefited as a reduction in tax expense if it is later determined that the related deferred tax asset is more likely than not to be realized. The valuation allowance of $8.8 million relates to tax benefits associated with the exercise of stock options, which will be credited to stockholders’ equity when recognized.

As of June 30, 2003, we had federal and state net operating loss carryforwards of approximately $20.7 million and $11.4 million, respectively. Our federal net operating loss carryforwards expire in the years 2020 through 2023, if not utilized. Our state net operating loss expires in the years 2011 through 2014, if not utilized. In addition, we had federal research and experimentation credit carryforwards of $3.5 million, which expire in 2003 through 2022, and state research and experimentation credit carryforwards of $0.9 million, which have no expiration provision. We also had other various federal and state credits of $0.3 million with various or no expiration provisions.

Cumulative Effect of Change in Accounting Principle

As a result of our adoption of SFAS No. 142 on July 1, 2002, we no longer amortize goodwill and identifiable intangible assets with indefinite lives. Intangible assets with definite lives will continue to be amortized.

We performed the goodwill impairment analysis required by SFAS No. 142 as of July 1, 2002 and concluded that goodwill was impaired, as the carrying value of two of our reporting units in the Broadcast and Professional division exceeded their fair value. As a result, we recorded a charge of $19.3 million during the quarter ended September 30, 2002 to reduce the carrying amount of goodwill. This charge is a non-operating and non-cash charge. This charge is reflected as a cumulative effect of change in accounting principle in the accompanying consolidated statements of operations. (See Note 4 of Notes to Consolidated Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents and short-term marketable securities balances as of June 30, 2004 and June 30, 2003 are summarized as follows (in thousands):

	As of June 30, 2004	As of June 30, 2003
Cash and cash equivalents	$59,059	$60,039
Short-term marketable securities	10,955	18,804

Total cash and cash equivalents and short-term marketable securities	$70,014	$78,843

Cash and cash equivalents were $59.1 million as of June 30, 2004, compared to $60.0 million as of June 30, 2003. We have funded our operations to date through sales of equity securities, the exercise of employee stock options and employee stock purchase plans, as well as through cash flows from operations. Although we believe our existing cash, cash equivalents and cash flow anticipated to be generated by future operations will be sufficient to meet our operating requirements for the next twelve months, we may be required to seek additional financing within this period.

Our operating, investing and financing activities for the fiscal years ended June 30, 2004 and 2003 are summarized as follows (in thousands):

	Fiscal Year Ended June 30,
	2004	2003
Cash provided by operating activities of continuing operations	$4,704	$10,420
Cash used in investing activities of continuing operations	(16,006)	(30,934)
Cash provided by financing activities of continuing operations	9,367	15,458

Operating Activities of Continuing Operations

Our operating activities of continuing operations generated cash of $4.7 million during the fiscal year ended June 30, 2004, compared to generating cash of $10.4 million during the fiscal year ended June 30, 2003.

Cash generated from operations of $4.7 million during the fiscal year ended June 30, 2004 was primarily attributable to a decrease in accounts receivable and an increase in deferred revenue, which were partially offset by increases in inventories, and our net loss from continuing operations after adjusting for non-cash items such as depreciation, amortization, provision for doubtful accounts, deferred taxes, the loss on disposal of property and equipment, in-process research and development, the impairment of goodwill and stock-based compensation. As discussed in the section entitled “In-Process Research and Development” above, we recorded in-process research and development costs of $2.2 million during the fiscal year ended June 30, 2004, related to the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003. As discussed in the section entitled “Impairment of Goodwill” above, we recorded an impairment charge for goodwill of $12.3 million during the fiscal year ended June 30, 2004.

Cash generated from operations of $10.4 million during the fiscal year ended June 30, 2003 was primarily attributable to our loss from continuing operations after adjusting for non-cash items such as depreciation, amortization and cumulative change in accounting principle, which was partially offset by an increase in accounts receivable. As discussed in the section entitled “Cumulative Effect of Change in Accounting Principle,” above, we recorded a charge of $19.3 million during the fiscal year ended June 30, 2003 to reduce the carrying amount of goodwill.

Investing Activities of Continuing Operations

Our investing activities consumed cash of $16.0 million during the fiscal year ended June 30, 2004 compared to consuming cash of $30.9 million during the fiscal year ended June 30, 2003.

Cash consumed by investing activities of $16.0 million during the fiscal year ended June 30, 2004 was primarily due to cash payments for the acquisition of a 95% interest in Jungle KK in July 2003 and the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003. In addition, cash was consumed for the purchase of property and equipment, and the purchase of marketable securities, which was partially offset by the proceeds from the maturity of marketable securities.

Cash consumed by investing activities of $30.9 million during the fiscal year ended June 30, 2003 was primarily due to the purchase of marketable securities and the cash payments for the acquisitions of Steinberg Media Technologies GmbH in January 2003 and VOB Computersysteme GmbH in October 2002, which were partially offset by the proceeds from the maturity of marketable securities. Cash was also consumed for the purchase of property and equipment.

Financing Activities of Continuing Operations

Our financing activities generated cash of $9.4 million during the fiscal year ended June 30, 2004 compared to generating cash of $15.5 million during the fiscal year ended June 30, 2003.

Cash generated from financing activities of $9.4 million during the fiscal year ended June 30, 2004 and $15.5 million during the fiscal year ended June 30, 2003 was due to the proceeds from the purchase of our common stock through the employee stock purchase plan, or ESPP, and the exercise of employee stock options.

Indemnification

From time to time, we agree to indemnify our customers against liability if our products infringe a third party’s intellectual property rights. As of June 30, 2004, we were not subject to any pending litigation alleging that our products infringe the intellectual property rights of any third parties.

As permitted under California law, we have agreements whereby we indemnify our officers and directors and certain other employees for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The indemnification period covers all pertinent events and occurrences during the indemnified party’s lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have director and officer insurance coverage that limits our exposure and enables us to recover a portion of any future amounts paid.

Royalties

We have certain royalty commitments associated with the shipment and licensing of certain products. Royalty expense is generally based on a dollar amount per unit shipped or a percentage of the underlying revenue and was $10.1 million, $3.7 million and $2.1 million for each of the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

Contractual Obligations

Our contractual obligations include operating lease obligations and purchase obligations for the procurement of materials that are required to produce our products for sale.

The impact that our contractual obligations as of June 30, 2004 are expected to have on our liquidity and cash flow in future periods is as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$12,171	4,859	$5,166	$1,723	$423
Purchase obligations	26,502	26,502	—	—	—

Total	$38,673	31,361	$5,166	$1,723	$423

(1)	This represents the future minimum lease payments.

Foreign Exchange Contracts

At June 30, 2004, we had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollar (in millions, except for weighted average exchange rates):

Functional Currency	Notional Amount	Weighted Average Exchange Rate per US $
Euro	$13.0	0.846
British Pound	3.4	0.5525
Japanese Yen	1.5	108.7173

Total	$17.9

CRITICAL ACCOUNTING POLICIES

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. On an ongoing basis, we evaluate our estimates, including but not limited to those related to revenue recognition, product returns, accounts receivable and bad debts, inventories, investments, intangible assets, income taxes, warranty obligations, restructuring, contingencies and litigation. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The financial impact of these estimates and judgments is reviewed by management on an ongoing basis at the end of each quarter prior to public release of our financial results. Management believes that these estimates are reasonable; however, actual results could differ from these estimates.

We have identified the accounting policies below as the policies most critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of Notes to Consolidated Financial Statements. Our critical accounting policies are as follows:

•	Revenue recognition

•	Allowance for doubtful accounts

•	Valuation of goodwill and other intangible assets

•	Valuation of inventory

•	Deferred tax asset valuation allowance

Revenue Recognition

We derive our revenue primarily from the sale of products, including both hardware and perpetual software licenses and, to a lesser extent, from product support and services including product support contracts, installation and training services.

We recognize revenues from sales of products upon shipment, net of estimated returns, provided title and risk of loss has passed to the customer, there is evidence of an arrangement, fees are fixed or determinable and collectibility is reasonably assured. If applicable to the sales transaction, revenue is only recorded if the revenue recognition criteria of Statement of Position 97-2, “Software Revenue Recognition,” as amended, are met.

Revenue from post-contract customer support (“PCS”) is recognized ratably over the contractual term (typically one year). Installation and training revenue is deferred and recognized as these services are performed. For systems with complex installation processes where installation is considered essential to the functionality of the product (for example, when the services can only be performed by us), product and installation revenue is deferred until completion of the installation. In addition, if such orders include a customer acceptance provision, no revenue is recognized until the customer’s acceptance of the products and services has been received, the acceptance period has lapsed, or a certain event has occurred, such as achievement of system “on-air” status, which contractually constitutes acceptance. For shrink-wrapped products with telephone and email support and bug fixes bundled in as part of the original sale, revenue is recognized at the time of product shipment and the costs to provide this telephone and email support and bug fixes are accrued, as these costs are deemed insignificant. Shipping and handling amounts billed to customers are included in revenue.

Revenue from certain channel partners is subject to arrangements allowing limited rights of return, stock rotation, rebates and price protection. Accordingly, we reduce revenue recognized for estimated future returns, estimated funds for certain marketing development activities, price protection and rebates, at the time the related revenue is recorded. In order to estimate these future returns and credits, we analyze historical returns and credits, current economic trends, changes in customer demand, inventory levels in the distribution channel and general marketplace acceptance of our products.

Revenue from certain channel partners, who have unlimited return rights and payment that is contingent upon the product being sold through to their customers, is recognized when the products are sold through to the customer, instead of being recognized at the time products are shipped to these channel partners.

We record OEM licensing revenue, primarily royalties, when OEM partners report product shipments incorporating Pinnacle software, provided collection of such revenue is deemed probable.

Our systems sales frequently involve multiple element arrangements in which a customer purchases a combination of hardware product, PCS, and/or professional services. For multiple element arrangements revenue is allocated to each element of the arrangement based on the relative fair value of each of the elements. When evidence of fair value exists for each of the undelivered elements but not for the delivered elements, we use the residual method to recognize revenue for the delivered elements. Under this method, the fair value of the undelivered elements is deferred until delivered and the remaining portion of the revenue is recognized. If evidence of the fair value of one or more of the undelivered elements does not exist, then revenue for the entire arrangement is only recognized when delivery of those elements has occurred or fair value has been established. Fair value is based on the prices charged when the same element is sold separately or based on stated renewal rates for support related to systems sales. Changes to the elements in a software arrangement and the ability to identify fair value for those elements could materially impact the amount of earned and unearned revenues. Judgment is also required to assess whether future releases of certain software represent new products or software updates.

For arrangements where undelivered services are essential to the functionality of delivered software, we recognize both the product revenues and service revenues using the percentage-of-completion method in accordance with the provisions of Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” We follow the percentage-of-completion method when reasonably dependable estimates of progress toward completion of a contract can be made. We estimate the percentage of completion on contracts using costs incurred to date as a percentage of total costs estimated to complete the contract. Costs incurred include labor costs and equipment placed into service. If we do not have a sufficient basis on which to measure the progress toward completion, we recognize revenue using the completed-contract method, and thus recognize revenue when we receive final acceptance from the customer. To the extent that there is no evidence of fair value for the support element, or a gross margin cannot otherwise be estimated since estimating the final outcome of the contract may be impractical except to assure that no loss will be incurred, we use a zero estimate of profit (recognizing revenue to the extent of direct and incremental costs incurred) until such time as a gross margin can be estimated or the contract is completed. When the estimate indicates a loss, such loss is recorded in the period identified. If estimates change, the adjustment could have a material effect on our results of operations in the period of the change.

Management is required to make and apply significant judgments and estimates in connection with the recognition of revenue. Material differences may result in the amount and timing of our revenue for any period if our management were to make different judgments or apply different estimates.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on our receivables. We record an allowance for receivables based on a percentage of accounts receivable. Additionally, individual overdue accounts are reviewed, and an additional allowance is recorded when determined necessary to state receivables at realizable value. In estimating the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, and the aging of our receivables.

We must make significant judgments and estimates in connection with establishing the uncollectibility of our accounts receivables. We assess the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. Material differences may result in the amount and timing of our bad debt expense for any period if we were to make different judgments or apply different estimates.

Valuation of Goodwill and Other Intangible Assets

We review our long-lived assets, including goodwill and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, we review goodwill annually for impairment. Factors we consider important and which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business

•	significant negative industry or economic trends

•	significant decline in our stock price for a sustained period

•	our market capitalization relative to net book value

As a result of our adoption of SFAS No. 142 in July 2002, we no longer amortize goodwill and amortizable intangible assets with indefinite lives. Intangible assets with definite lives continue to be amortized.

Upon adoption of SFAS No. 142, we evaluated the remaining useful lives of our other intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were, therefore, not subject to amortization. We determined that no adjustments to the useful lives of our other intangible assets were necessary.

In accordance with SFAS No. 142, we evaluate, on an annual basis or whenever significant events or changes occur in our business, whether our goodwill has been impaired. If we determine that our goodwill has been impaired, we will recognize an impairment charge. We have chosen the first quarter of each fiscal year, which ends on September 30, as the period of the annual impairment test. In the first quarter of fiscal year 2005, the market price of our stock has declined significantly, which has resulted in a significant decline in our market capitalization. As the upcoming goodwill impairment analysis will take into consideration the decrease in market capitalization, we may be required to record an impairment of goodwill in the three months ending September 30, 2004.

Fiscal Year 2003

We performed the transitional goodwill impairment analysis required by SFAS No. 142 as of July 1, 2002 and concluded that goodwill was impaired, as the carrying value of two of its reporting units in the Broadcast and

Professional division exceeded their fair value. As a result, we recorded a charge of $19.3 million during the three months ended September 30, 2002 to reduce the carrying amount of goodwill. This charge was reflected as a cumulative effect of change in accounting principle during the fiscal year ended June 30, 2003 in the accompanying consolidated statements of operations.

Fiscal Year 2004

We performed the annual goodwill impairment analysis required by SFAS No. 142 as of July 1, 2003 and concluded that goodwill was not impaired.

During the three months ended December 31, 2003, we re-assessed our business plan and revised the projected operating cash flows for each of our reporting units, which triggered an interim impairment analysis of goodwill. We performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended December 31, 2003 and concluded that our goodwill was impaired, as the carrying value of one of our reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, we performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of the reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.0 million during the three months ended December 31, 2003.

During the three months ended June 30, 2004, we re-assessed our business plan, in conjunction with Patti S. Hart joining our company on March 1, 2004 as our Chairman of the Board of Directors, President and Chief Executive Officer, and revised the projected operating cash flows for each of our reporting units, which triggered an interim impairment analysis of goodwill. As a result, we revised the projected operating cash flows for each of our reporting units, which triggered an interim impairment analysis of goodwill. We performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended June 30, 2004 and concluded that our goodwill was impaired, as the carrying value of one of our reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, we performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of the reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.3 million during the three months ended June 30, 2004.

In summary, we recorded a total goodwill impairment charge of $12.3 million during the fiscal year ended June 30, 2004. As of June 30, 2004 and June 30, 2003, we had $42.9 million and $41.9 million of goodwill, respectively. As of June 30, 2004 and June 30, 2003, we had approximately $8.8 million and approximately $6.1 million of amortizable intangible assets, respectively.

The transitional, annual and interim goodwill impairment analysis, each consisted of the following two-step process:

In both Step 1 and Step 2, below, the fair value of each reporting unit was determined by estimating the present value of future cash flows for each reporting unit.

Step 1    We compared the fair value of our reporting units to its carrying amount, including the existing goodwill and other intangible assets. If the carrying amount of any of our reporting units exceeded their fair value, the comparison indicated that the reporting units’ goodwill was impaired (see Step 2 below).

Step 2    For purposes of performing the second step, we used a purchase price allocation methodology to assign the fair value of the reporting unit to all of the assets, including unrecognized intangibles, and liabilities of each of these reporting units, respectively. The residual fair value after the purchase price allocation is the implied fair value of the reporting unit goodwill. If the implied fair value of the reporting unit goodwill was less than the carrying amount of goodwill, an impairment loss was recorded for the excess of the reporting unit’s carrying value over the implied fair value.

The impairment analysis for long-lived assets and amortizable intangible assets consisted of us assessing these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss was recorded for the excess of the asset’s carrying value over the fair value.

We must make significant judgments and estimates in connection with the valuation of our goodwill and other intangible assets. Material differences may result in the amount and timing of an impairment charge or amortization expense for any period if we were to make different judgments or apply different estimates.

Valuation of Inventory

Inventory is valued at the lower of cost or market value. Inventory is purchased as a result of the monthly internal demand forecast that we produce, which drives the issuance of purchase orders with our suppliers. We capitalize all labor and overhead costs associated with the manufacture of our products.

Inventory is reviewed quarterly and written down to adjust for excess or obsolete material. We identify excess material by comparing the internal demand forecasts, based on product sales forecasts, to current inventory levels. Inventory that is deemed to be excess is written down to its estimated resale value in the secondary material resale market or to zero if there is no resale value. Inventory is identified as obsolete if we discontinue the use of a specific inventory item. Inventory that is deemed to be obsolete is written down to its estimated resale value or to zero if it has no resale value. Active inventory is written down to its net realizable value if the sales price falls below our carrying value.

We must make significant judgments and estimates in connection with the valuation of our inventory. Material differences may result in the amount of our cost of sales for any period if we were to make different judgments or apply different estimates.

Deferred Tax Asset Valuation Allowance

We record deferred tax assets and liabilities based on the net tax effects of tax credits, operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. The valuation allowance is based on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. Through June 30, 2004, we believe it is more likely than not that substantially all of our deferred tax assets will not be realized and, accordingly, we have recorded a valuation allowance against substantially all of our deferred tax assets. If results of operations in the future indicate that some or all of the deferred tax assets will be recovered, the reduction of the valuation allowance will be recorded as a tax benefit in the period in which such determination is made. A credit to shareholders’ equity would result if the reduction of the valuation allowance were related to tax benefits arising from the exercise of stock options. If the reduction of the valuation allowance were related to any acquired companies, the credit would be to goodwill.

Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” Issue No. 03-1 requires certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available-for-sale under SFAS No. 115 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Issue No. 03-1 is effective for reporting periods beginning after June 15, 2004. We do not expect the adoption of EITF No. 03-1 to have a material impact on our consolidated financial position, results of operations or cash flows.